Exhibit 4.4

Translated from Chinese

Capital Increase Agreement

Shenyang Brilliance JinBei Automobile Co. Ltd.
Capital Increase Agreement

By and Between

Brilliance China Automotive Holdings Limited

And

Shenyang JinBei Automotive Company Limited

Dated: January 10, 2003

Translated from Chinese

Capital Increase Agreement

This Capital Increase Agreement with respect to Shenyang Brilliance JinBei Automobile Co. Ltd.(originally named as Shenyang JinBei Passenger Vehicle Manufacturing Co. Ltd.) is entered into on      , 2003 by and between the following parties:

Party A:	Brilliance China Automotive Holdings Limited (abbreviated as CBA)
Party B:	Shenyang JinBei Automotive Company Limited

Whereas:

1.	Party A and Party B to this Agreement have previously singed a Sino-foreign Joint Venture Contract for Shenyang JinBei Passenger Vehicle Manufacturing Co. Ltd. which has become effective;

2.	In accordance with the said Joint Venture Contract, Party A and Party B to this Agreement established a Sino-foreign joint venture, Shenyang Brilliance JinBei Automotive Co., Ltd. on , 19 , and have completed their respective contribution obligations;

3.	The original registered capital and the total investment of joint venture Shenyang Brilliance JinBei Automobile Co. Ltd. is not suited to the current status and development of the joint venture;

4.	The Board of Directors of the joint venture has recommended to Party A and Party B an increase of the capital;

5.	The Board of Directors or the Board of Shareholders of Party A and Party B to this Agreement have both approved the proposal of capital increase for Shenyang Brilliance JinBei Automotive Co., Ltd..

To facilitate the operation and development of Shenyang Brilliance JinBei Automotive Co., Ltd., according to the Company Law of the People’s Republic of China and other relevant laws and regulations, Party A and Party B, through friendly consultation, reach the following agreement on capital increase to be honored and performed by the Parties.

Article One

Parties to Increase the Capital

1.1	The Parties to increase the capital under this Agreement are:
Party A: Brilliance China Automotive Holdings Limited (abbreviated as CBA)
Address: Bermuda
Legal Representative:Wu Xiao’an

Translated from Chinese

Capital Increase Agreement

Party B: Shenyang JinBei Automotive Company Limited
Address: No. 38, Wangliutang Road, Liaohe District, Shenyang, Liaoning Province
Legal Representative: He Guohua

Article Two

Ratio of Capital Increase

2.1	Party A and Party B both agree to increase the capital of Shenyang Brilliance JinBei Automotive Co., Ltd. according to the ratio of their respective shareholding percentage of 51% to 49%.

Article Three

Amount of Capital Increase

3.1	Party A and Party B both agree to increase the registered capital of Shenyang Brilliance JinBei Automotive Co., Ltd. from USD171.16 million to 444.16 million, with an increment of USD 273 million.

3.2	According to the shareholding ratio of 51% to 49%, Party A shall make an additional capital contribution of USD 139.23 million, and Party B shall make an additional capital contribution of USD 133.77 million. Upon the completion of the capital increase, Party A’s shareholding percentage remains 51% and Party B’s shareholding 49%.

Article Four

Form of Capital Increase

4.1	Party A to this Capital Increase Agreement shall contribute USD 139.23 million to the increment of the capital in cash. If Party A is to contribute in RMB cash, the contribution shall be converted into US dollars according to the foreign exchange rate published by the People’s Bank of China on the date of the payment of the contribution.

4.2	Party B to this Capital Increase Agreement shall contribute to the increment of the capital in the form of the following assets: 1) the development and manufacturing technology of the components for M1 three-carriage cars and multi-purpose vehicles developed and designed by an Italian design company, evaluated at RMB 820 million; 2) China Automobile Industry Toyota JinBei Technician Training

Translated from Chinese

Capital Increase Agreement

Center, evaluated at RMB 115.97; 3) the short fall shall be made up with cash or other assets after evaluation. If the value of the assets determined in the evaluation or the cash contribution are in RMB, such amounts shall be converted into US dollars according to the foreign exchange rate published by the People’s Bank of China on the date of the payment of the contribution.

Article Five

Timing of Capital Increase

5.1	Party A and Party B shall complete their respective contribution obligations in accordance with the provisions in this Agreement.

5.2	Party A shall contribute in cash and shall remit the contribution in full amount into the bank account of joint venture Shenyang Brilliance JinBei Automotive Co., Ltd. within 30 days of the Effective Date of this Agreement. Party B shall 1) in the case of contribution of the development and manufacturing technology of the components for M1 three-carriage cars and multi-purpose vehicles developed and designed by an Italian design company, deliver all material and rights related to such proprietary technology to Shenyang Brilliance JinBei Automotive Co., Ltd. within 90 days of the Effective Date of this Agreement; 2) in the case of contribution of China Automobile Industry Toyota JinBei Technician Training Center, assist Shenyang Brilliance JinBei Automotive Co., Ltd. in undertaking formalities of changing registration with industry and commerce administration authorities to transfer such asset to Shenyang Brilliance JinBei Automotive Co., Ltd.; 3) in the case of contribution of cash or other assets, remit such cash to the bank account of or transfer such assets under the name of Shenyang Brilliance JinBei Automotive Co., Ltd. within one year of the Effective Date of this Agreement.

Article Six

Default

6.1	If this Agreement and its annexes can not be performed or fully and appropriately performed due to a Party’s misconduct, the Party of misconduct shall be responsible for the default; if the misconduct is committed by both Parties, the Parties shall be responsible for their respective default based on the actual circumstances.

Article Seven

Force Majeure

7.1	If the performance of this Agreement is directly affected by or if this Agreement fails to be performed according to the agreed conditions due to earthquake,

Translated from Chinese

Capital Increase Agreement

typhoon, flood, fire, war and other force majeures which are unforeseeable and the occurrence and result of which are unpreventable or inevitable, the Party which encounters such force majeure shall inform the other Party promptly by telegram, and shall provide within 15 days details of such force majeure and effective documents evidencing the cause of the failure or partial failure of the performance of this Agreement, or the requirement of extending the performance. Based on in seriousness of the effect that the force majeure has on the performance of this Agreement, the Parties shall consult with each other to determine whether this Agreement shall be terminated, or part of the obligations to perform this Agreement shall be waived, or the performance shall be extended.

Article Eight

Applicable Law

8.1	The execution, force, interpretation, performance of and settlement of disputes under this Agreement shall be governed by the laws of the People’s Republic of China.

Article Nine

Settlement of Disputes

9.1	The Parties to this Agreement shall first seek to settle any disputes resulting from or in connection with this Agreement through friendly consultation, failing which, any Party may submit the dispute to a competent people’s court for legal proceedings or to China International Economic and Trade Arbitration Commission for arbitration.

9.2	During the course of legal proceedings or arbitration, except for the matters in dispute which is under legal proceedings or arbitral proceedings, this Agreement shall continued to be performed.

Article Ten

Effectiveness of this Agreement

10.1	Given that the capital increase of Shenyang Brilliance JinBei Automotive Co., Ltd. has been approved by the Ministry of Foreign Trade and Economic Cooperation, this Agreement shall become effective as of the date on which the Parties sign and affix their company seals to this Agreement.

10.2	After the effectiveness of this Agreement, if there is a conflict between the corresponding provisions in the original joint venture contract between Party A and Party B and the provisions in this Agreement, the provisions of this

Translated from Chinese

Capital Increase Agreement

Agreement shall prevail. Party A and Party B may sign a new joint venture contract if necessary.

Article Eleven

Language

11.1	This Agreement is written in Chinese, and the Chinese version shall prevail.

Article Twelve

Miscellaneous

12.1	The asset evaluation and approval documents in connection with this Agreement shall be attached to this Agreement as annexes.

12.2	The amendments to this Agreement and its annexes shall be agreed to by Party A and Party B in writing in a separate agreement.

12.3	This Agreement is signed in 4 originals. Party A and Party B shall each retain one original, Shenyang Brilliance JinBei Automotive Co., Ltd. shall keep one original, and the Administration of Industry and Commerce shall keep one original for file.

Party A: Brilliance China Automotive Holdings Limited	Party B: Shenyang JinBei Automotive Company Limited

By: /s/ Wu Xiao An	By: /s/ He Guo Hua

Legal Representative or Authorized Representative	Legal Representative or Authorized Representative